UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Saginaw Drive

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2014, Relypsa, Inc. (the “Company) entered into a multi-year Manufacturing and Supply Agreement (the “Agreement”) with Lanxess Corporation. Lanxess Corporation, together with its affiliate Saltigo, is referred to herein as “Lanxess.”

Under the Agreement, Lanxess has agreed to manufacture and supply for commercial sale the active pharmaceutical ingredient (“API”) for patiromer, the Company’s product candidate, and support the Company in preparing and filing a new drug application for patiromer with the U.S. Food and Drug Administration (“FDA”). The Company has agreed to purchase certain quantities of API. In addition, the Company previously issued certain purchase orders for raw materials and API under a Memorandum of Understanding, effective November 27, 2012, between the Company and Lanxess Corporation (the “MOU”), that will now be governed by the Agreement.

The Agreement supersedes in its entirety the MOU, and thus is made effective as of November 27, 2012. The Agreement terminates on December 31, 2020 unless earlier terminated. The Company may extend the Agreement for an additional five years with notice. The Agreement may be terminated (i) by the Company with notice if it abandons development or manufacturing of patiromer or fails to obtain FDA approval or the parties disagree regarding the feasibility or price of certain specification changes, or with notice at least 24 months in advance, which may be given after October 1, 2015, (ii) by Lanxess with notice if the Company fails to issue certain purchase orders, or with notice at least 24 months in advance, which may be given after October 1, 2015 and (iii) by either party with notice in the event of certain delays by the other party in performing its material obligations, or with notice if the parties fail to timely agree on certain price terms beginning in September 2015. In addition, the Agreement may be terminated by either party with notice for the other party’s uncured material breach, insolvency, dissolution, bankruptcy or for a continuing event of force majeure.

The Agreement contains, among other provisions, customary representations and warranties by the Company and Lanxess, grants certain limited license rights related to either party’s intellectual property in connection with the manufacturing and supply of API, provides for certain indemnification rights in favor of both parties and customary confidentiality provisions.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K. The Company intends to seek confidential treatment for certain portions of the Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Item 8.01	Other Information.

On January 13, 2014, the Company issued a press release commenting on results from the pre-defined exploratory endpoints from its two-part pivotal Phase 3 clinical trial evaluating patiromer for the treatment of hyperkalemia. The exploratory endpoints consisted of (i) the proportion of subjects requiring any dose modification of renin-angiotensin-aldosterone system inhibiting (“RAASi”) therapies because of hyperkalemia at any time during the Part B 8-week period and (ii) the proportion of subjects receiving any dose of a RAASi medication at the end of Part B. After achieving normalized serum potassium levels with patiromer treatment in Part A, subjects entered the Part B withdrawal phase and were randomized to either continue treatment with patiromer or receive placebo. If recurrent hyperkalemia developed during Part B, RAASi therapy dose reduction occurred in the placebo group and patiromer up titration occurred in the patiromer group. In either group, if these interventions did not normalize serum potassium, discontinuation of RAASi medication was required in order to control rising potassium levels.

The pivotal Phase 3 clinical trial data show that as a result of recurrent hyperkalemia, significantly more placebo patients required dose modification of their RAASi therapies (62%) than patiromer patients (6%), p < 0.001; with more patiromer patients (94%) still on RAASi medication at the end of the trial than placebo patients (48%), p < 0.001.

In addition, the Company announced the transition of Dr. Jerry Buysse, Ph.D., the Company’s Senior Vice President and Chief Scientific Officer, from employee to consultant and the appointment of Mary Corbett as the Company’s Senior Vice President, Human Resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2014	RELYPSA, INC.

	By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
Senior Vice President, General Counsel